Exhibit 99.1

New Senior Announces First Quarter 2019 Results

2019 AFFO Guidance Reaffirmed

NEW YORK--(BUSINESS WIRE)--May 3, 2019--New Senior Investment Group Inc. (“New Senior” or the “Company”) (NYSE:SNR) announced today its results for the quarter ended March 31, 2019.

FIRST QUARTER 2019 FINANCIAL HIGHLIGHTS

  Declared cash dividend of $0.13 per common share
  Net loss attributable to common stockholders of $11.8 million, or $(0.14) per diluted share
  Total net operating income (“NOI”) of $40.3 million
  Adjusted same store cash NOI increased 0.3% versus 1Q18. Excluding six properties currently being marketed for sale, adjusted same store cash NOI increased 1.6% versus 1Q18
  Normalized Funds from Operations (“Normalized FFO”) of $11.6 million, or $0.14 per diluted share
  AFFO of $13.2 million, or $0.16 per diluted share
  Normalized Funds Available for Distribution (“Normalized FAD”) of $11.3 million, or $0.14 per diluted share

FIRST QUARTER 2019 AND RECENT BUSINESS HIGHLIGHTS

  Completed the internalization of management on January 1 and completed relocation of headquarters on February 1
  Completed additional hires of key roles including Lori B. Marino as General Counsel, and Andrew Armstrong as Head of Corporate Strategy
  Continued to execute on plans to address underperforming AL/MC properties
    Completed transitions of nine AL/MC properties to new operators in the first quarter
    Closed on the sale of one AL/MC asset in April with another sale of one AL/MC asset expected to close in the second quarter
    Currently marketing six assets for sale
    Ongoing evaluation of assets aimed at optimizing portfolio mix and driving better operating performance
  Completed the refinancing of a $50 million secured loan with a term of three years and a rate of L + 275bps, a savings of approximately 35 basis points from the prior loan
  Reaffirmed full year 2019 AFFO guidance range
  In April, reached an agreement to settle a derivative lawsuit, which is expected to result in $38.5 million of net proceeds to the Company along with the recommendation of certain corporate governance changes, including the elimination of the Company’s classified Board of Directors (the "Board") over a period of three years and an amendment to the bylaws providing for the election of directors by a majority of votes cast in uncontested elections

“We are pleased to report our first quarter 2019 results, which represents our first quarter as an internalized REIT, and to reaffirm our AFFO guidance for 2019,” said Susan Givens, Chief Executive Officer. “Our portfolio of private pay senior housing properties delivered positive same store NOI growth and we executed on plans to transition and sell underperforming assets. Going forward, we continue to focus on optimizing our portfolio and further strengthening our balance sheet.”

FIRST QUARTER 2019 RESULTS
Dollars in thousands, except per share data
	For the Quarter Ended March 31, 2019			For the Quarter Ended March 31, 2018
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
GAAP
Net loss attributable to common stockholders	$(11,791)	$(0.14)	$(0.14)	$(13,349)	$(0.16)	$(0.16)

Non-GAAP(A)
NOI	$40,272	N/A	N/A	$47,119	N/A	N/A
FFO	8,996	$0.11	$0.11	13,376	$0.16	$0.16
Normalized FFO	11,553	$0.14	$0.14	17,644	$0.21	$0.21
AFFO	13,157	$0.16	$0.16	16,803	$0.20	$0.20
Normalized FAD (B)	11,290	$0.14	$0.14	15,113	$0.18	$0.18
(A) See end of press release for reconciliation of non-GAAP measures to net loss, the most comparable GAAP measure.
(B) Normalized FAD, which does not reflect debt principal payments and certain other expenses, does not represent cash available for distribution to stockholders.

FIRST QUARTER 2019 GAAP RESULTS

New Senior recorded GAAP net loss attributable to common stockholders of $11.8 million, or $(0.14) per diluted share, for the first quarter of 2019, compared to GAAP net loss of $13.3 million, or $(0.16) per diluted share, for the first quarter of 2018. The year over year decrease in net loss attributable to common stockholders is driven by lower acquisition, transaction, and integration expenses, which was partially offset by deemed dividend on redeemable preferred stock.

FIRST QUARTER 2019 PORTFOLIO PERFORMANCE

	Adjusted Same Store Cash NOI				Excluding Assets being Marketed
	Properties	1Q 2018	1Q 2019	YoY	Properties	YoY
Managed Properties	121	$38,646	$38,730	0.2%	115	1.5%
NNN Properties	1	1,372	1,411	2.9%	1	2.9%
Total Portfolio	122	$40,018	$40,141	0.3%	116	1.6%

	Adjusted Same Store Cash NOI - Managed				Excluding Assets being Marketed
	Properties	1Q 2018	1Q 2019	YoY	Properties	YoY
IL Properties	102	$32,878	$33,646	2.3%	100	2.0%
AL/MC Properties	19	5,768	5,084	(11.9%)	15	(1.4%)
Total Managed Portfolio	121	$38,646	$38,730	0.2%	115	1.5%

	Adjusted Same Store Cash NOI - Managed
	Properties	1Q 2018	1Q 2019	YoY
1Q19 Transition Properties	9	$985	$776	(21.2%)

2019 STRATEGIC PRIORITIES

Following the completion of the internalization and other initiatives in 2018, the Company remains committed to identifying opportunities to maximize shareholder value and enhance corporate governance. As previously announced in February, the Company has identified several strategic priorities for 2019, including: 1) optimizing the portfolio, 2) managing operator concentration, 3) strengthening the balance sheet and 4) increasing the transparency of financial results. The Company has made significant progress across all these areas and below is an update:

1. Optimize Portfolio: The Company intends to further improve the overall quality, performance and diversification of its portfolio through a combination of intensive asset management, operator transitions and dispositions of underperforming assets.

  Operator Transitions: During the first quarter, the Company completed the transition of nine underperforming AL/MC properties to new operators comprised of the following:
    Three properties to Grace Management, an existing operator relationship; Grace now operates six properties for the Company.
    Four properties to Integral Senior Living, a new operator relationship for the Company.
    Two properties to Phoenix Senior Living, a new operator relationship for the Company.
  Asset Sales: The Company closed on the sale of one AL/MC asset in April with another sale of one AL/MC asset expected to close in the second quarter.
    Gross proceeds from the transactions are expected to be approximately $14 million and the Company expects to use the net proceeds from the transactions to pay down debt.
    Currently marketing another six assets for sale.
  To date, the Company has implemented plans to address nearly 50% of its AL/MC portfolio. The Company is continuing to evaluate its portfolio with the goal of optimizing the portfolio mix and driving better performance.

2. Manage Operator Concentration: The Company recognizes the benefits of having a diversified portfolio of operators and continues to actively evaluate all of its operator relationships as it seeks to improve performance and position the Company for growth.

  In connection with the previously announced operator transitions in the first quarter, the Company has added two new operating partners with significant experience in the senior housing industry, Integral Senior Living and Phoenix Senior Living. As a result, the Company has expanded the operator diversification of its portfolio to seven operators.

3. Strengthen Balance Sheet: The Company is committed to improving its balance sheet with the goal of reducing leverage over time and increasing flexibility.

  The Company completed the refinancing of a $50 million secured loan (the “Loan”) through Capital One that was scheduled to mature in May 2019. The Loan has a term of three years with two, twelve-month extension options and bears interest at 1-Month LIBOR plus 275 basis points, an improvement of approximately 35 basis points versus the prior financing. As a result of this refinancing, the Company has no scheduled maturities within the next two years.
  The Company is continuing to evaluate its capital structure for opportunities to increase flexibility and lower debt costs.

4. Increase Transparency of Financial Results: Management provided guidance for 2019 and expects to continue to provide guidance on an ongoing basis. The Company is committed to demonstrating the earnings power and underlying value of its assets with straightforward and thorough reporting.

2019 Guidance Reaffirmed

  New Senior is reaffirming its previously stated 2019 AFFO guidance range of $0.61 to $0.67 per share. Additional details can be found below.

	Full Year 2019 Guidance
	Per Share
	Low		High
Net Loss Attributable to Common Stockholders	($0.51)	-	($0.45)
FFO	$0.48	-	$0.54
Normalized FFO	$0.54	-	$0.60
AFFO	$0.61	-	$0.67

  Key Guidance Assumptions
    Same store managed cash NOI: (3.0%) to 0.0% versus 2018
    Debt: LIBOR assumed at 2.50% (each 25bps change in LIBOR equates to $0.04 per share)
    G&A: $19 – 20 million
    Shares: 84 million diluted shares outstanding
  The Company’s guidance is based on a number of other assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company’s expectations may change. There can be no assurance that the Company will achieve these results. A reconciliation of the Company’s guidance to the Company’s projected GAAP measures is included in this press release.

SETTLEMENT AND PROPOSED GOVERNANCE CHANGES

As previously announced, the Company reached an agreement to settle a derivative lawsuit brought on behalf of the Company against members of the Company’s Board, Fortress Investment Group LLC and its affiliates, and Holiday Acquisition Holdings LLC. The settlement provides for the payment of $53 million to the Company and the recommendation of certain corporate governance changes in exchange for customary releases. The settlement remains subject to the approval of the Delaware Court of Chancery, with the proposed cash payment to be reduced by any amounts awarded by the Court to counsel for the plaintiff in the action. After negotiation of the principal terms of the Settlement, New Senior agreed that plaintiff’s counsel will request that the Court approve a fee and expense award equal to $14.5 million, which is inclusive of attorneys’ fees and out of pocket expenses. Assuming the Court approves the settlement and fee request, net proceeds to the Company are expected to be approximately $38.5 million.

The proposed governance changes include amendments to the Company’s certificate of incorporation and bylaws to eliminate the Company’s classified Board over a period of three years and an amendment to the bylaws providing for the election of directors by a majority of the votes cast in uncontested elections. The implementation of these changes is subject to approval by the Company’s stockholders at the Company’s 2019 annual meeting, and the Board has agreed to submit and recommend these changes to the stockholders at the annual meeting.

FIRST QUARTER DIVIDEND

On May 1, 2019, the Company’s Board declared a cash dividend of $0.13 per share for the quarter ended March 31, 2019. The dividend is payable on June 21, 2019 to shareholders of record on June 7, 2019.

ADDITIONAL INFORMATION

For additional information that management believes to be useful for investors, please refer to the presentation posted in the Investor Relations section of the Company’s website, www.newseniorinv.com.

EARNINGS CONFERENCE CALL

Management will host a conference call on May 3, 2019 at 9:00 A.M. Eastern Time. The conference call may be accessed by dialing (877) 694-6694 (from within the U.S.) or (970) 315-0985 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Senior First Quarter 2019 Earnings Call.” A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newseniorinv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately two hours following the call’s completion through 11:59 P.M. Eastern Time on June 3, 2019 by dialing (855) 859-2056 (from within the U.S.) or (404) 537-3406 (from outside the U.S.); please reference access code “7898559.”

ABOUT NEW SENIOR

New Senior Investment Group Inc. (NYSE: SNR) is a publicly-traded real estate investment trust with a diversified portfolio of senior housing properties located across the United States. As of March 31, 2019, New Senior is one of the largest owners of senior housing properties, with 133 properties across 37 states. More information about New Senior can be found at www.newseniorinv.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the Company’s 2019 strategic priorities (including, without limitation, plans relating to optimizing the Company’s portfolio through operator transitions and asset sales, plans to manage operator concentration and plans to strengthen the balance sheet and potentially reduce leverage), the Company's guidance regarding future financial results, the declaration or amount of any future dividend, the results of stockholder votes, the approval of the derivative settlement, and the timing of any future guidance. These statements are not historical facts. They represent management’s current expectations regarding future events and are subject to a number of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to the Company’s ability to successfully manage the transition to self-management, the asset management by third parties and market conditions affecting demand and supply for senior housing. Accordingly, you should not place undue reliance on any forward-looking statements contained herein. For a discussion of these and other risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual and quarterly reports filed with the Securities and Exchange Commission, which are available on the Company’s website (www.newseniorinv.com). New risks and uncertainties emerge from time to time, and it is not possible for New Senior to predict or assess the impact of every factor that may cause its actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements contained herein speak only as of the date of this press release, and New Senior expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in New Senior's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Consolidated Balance Sheets
(dollars in thousands, except share data)

	March 31, 2019	December 31, 2018
	(unaudited)
Assets
Real estate investments:
Land	$177,956	$177,956
Buildings, improvements and other	2,344,954	2,335,813
Accumulated depreciation	(379,065)	(358,368)
Net real estate property	2,143,845	2,155,401
Acquired lease and other intangible assets	8,638	8,638
Accumulated amortization	(2,966)	(2,877)
Net real estate intangibles	5,672	5,761
Net real estate investments	2,149,517	2,161,162

Cash and cash equivalents	41,519	72,422
Receivables and other assets, net	54,832	52,674
Total Assets	$2,245,868	$2,286,258

Liabilities, Redeemable Preferred Stock and Equity
Liabilities
Debt, net	$1,882,636	$1,884,882
Due to affiliates	-	26,245
Accrued expenses and other liabilities	62,040	52,679
Total Liabilities	$1,944,676	$1,963,806

Commitments and contingencies

Redeemable preferred stock, $0.01 par value with $100 liquidation preference, 400,000 shares authorized, issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	$40,598	$40,000

Equity
Preferred stock, $0.01 par value, 99,600,000 shares (excluding 400,000 shares of redeemable preferred stock) authorized, none issued or outstanding as of March 31, 2019 and December 31, 2018	$-	$-
Common stock, $0.01 par value, 2,000,000,000 shares authorized, 82,209,844 and 82,148,869 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	822	821
Additional paid-in capital	898,858	898,135
Accumulated deficit	(639,086)	(616,504)
Total Equity	$260,594	$282,452

Total Liabilities, Redeemable Preferred Stock and Equity	$2,245,868	$2,286,258

Consolidated Statements of Operations
(dollars in thousands, except share data)

	Three Months Ended March 31,
	2019	2018
	(unaudited)
Revenues
Resident fees and services	$116,037	$75,343
Rental revenue	1,582	23,875
Total revenues	117,619	99,218

Expenses
Property operating expense	77,347	52,099
Depreciation and amortization	20,787	26,725
Interest expense	23,719	21,923
General and administrative expense	4,984	3,752
Acquisition, transaction and integration expense	650	2,888
Management fees and incentive compensation to affiliate	-	3,752
Other expense	1,245	1,380
Total expenses	128,732	112,519
Loss before income taxes	(11,113)	(13,301)
Income tax expense	80	48
Net loss	$(11,193)	$(13,349)
Deemed dividend on redeemable preferred stock	$(598)	$-
Net loss attributable to common stockholders	$(11,791)	$(13,349)

Net loss per share of common stock
Basic and diluted(A)	$(0.14)	$(0.16)

Weighted average number of shares of common stock outstanding
Basic and diluted(B)	82,203,069	82,148,869

Dividends declared per share of common stock	$0.13	$0.26

(A) Basic earnings per share (“EPS”) is calculated by dividing net loss by the weighted average number of shares of common stock outstanding. Diluted EPS is computed by dividing net loss by the weighted average number of shares of common stock outstanding plus the additional dilutive effect, if any, of common stock equivalents during each period.

(B) All outstanding options and restricted stock awards were excluded from the diluted share calculation as their effect would have been anti-dilutive.

Consolidated Statements of Cash Flows
(dollars in thousands, except share data)

	Three Months Ended March 31,
	2019	2018
	(unaudited)
Cash Flows From Operating Activities
Net loss	$(11,193)	$(13,349)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of tangible assets and amortization of intangible assets	20,787	26,749
Amortization of deferred financing costs	1,208	2,132
Amortization of deferred revenue, net	613	331
Non-cash straight line rental revenue	(173)	(3,326)
Provision for uncollectible receivables	-	345
Amortization of equity-based compensation	449	-
Other non-cash expense	1,058	1,322
Changes in:
Receivables and other assets, net	(4,099)	(796)
Due to affiliates	(25,995)	(593)
Accrued expenses and other liabilities	6,250	2,915
Net cash provided by (used in) operating activities	$(11,095)	$15,730

Cash Flows From Investing Activities
Capital expenditures, net of insurance proceeds	(6,647)	(3,561)
Net cash (used in) investing activities	$(6,647)	$(3,561)

Cash Flows From Financing Activities
Principal payments of mortgage notes payable and capital lease obligations	$(2,766)	$(7,159)
Payment of deferred financing costs	(753)	(587)
Purchase of interest rate caps	(35)	(280)
Payment of common stock dividend	(10,687)	(21,359)
Net cash (used in) financing activities	$(14,241)	$(29,385)
Net (decrease) in cash, cash equivalents and restricted cash	(31,983)	(17,216)
Cash, cash equivalents and restricted cash, beginning of period	92,656	157,485
Cash, cash equivalents and restricted cash, end of period	$60,673	$140,269

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest expense	$22,171	$19,633

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Issuance of common stock	$275	$-
Capital lease obligations	215	-

Reconciliation of NOI to Net Loss
(dollars in thousands)
For the Quarter Ended
March 31, 2019
Total revenues	$117,619
Property operating expense	(77,347)
NOI	40,272

Depreciation and amortization	(20,787)
Interest expense	(23,719)
General and administrative expense	(4,984)
Acquisition, transaction and integration expense	(650)
Other expense	(1,245)
Income tax expense	(80)
Net loss	$(11,193)
Deemed dividend on redeemable preferred stock	(598)
Net loss attributable to common stockholders	$(11,791)

Reconciliation of Net Loss to FFO, Normalized FFO, AFFO and Normalized FAD
(dollars and shares in thousands, except per share data)

For the Quarter Ended
March 31, 2019
Net loss attributable to common stockholders	$(11,791)
Adjustments:
Depreciation and amortization	20,787
FFO	$8,996
FFO per diluted share	$0.11
Acquisition, transaction and integration expense	650
Compensation expense related to transition awards	601
Other expense(1)	1,306
Normalized FFO	$11,553
Normalized FFO per diluted share	$0.14
Straight-line rental revenue	(173)
Amortization of deferred financing costs	1,208
Amortization of deferred community fees and other(2)	569
AFFO	$13,157
AFFO per diluted share	$0.16
Routine capital expenditures	(1,867)
Normalized FAD	$11,290
Normalized FAD per diluted share	$0.14

Weighted average diluted shares outstanding	83,096

(1) Primarily includes changes in the fair value of financial instruments and casualty related charges.
(2) Consists of amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives.

Reconciliation of Year-over-Year Cash NOI (unaudited)
(dollars in thousands)

	1Q 2019				1Q 2018
	Triple Net Lease	Managed Properties			Triple Net Lease	Managed Properties
	Properties	IL	AL/MC	Total	Properties	IL	AL/MC	Total
Adjusted Same Store Cash NOI(1)	$1,411	$33,646	$5,084	$40,141	$1,372	$32,878	$5,768	$40,018
Non-Same Store Cash NOI	-	-	527	527	-	-	1,197	1,197
Triple net lease to managed adjustments(2)	-	-	-	—	-	6,046	-	6,046
Straight-line rental revenue	173	-	-	173	211	-	-	211
Amortization of deferred community fees and other(3)	(2)	(621)	54	(569)	(2)	(295)	(56)	(353)
Segment / Total NOI	$1,582	$33,025	$5,665	$40,272	$1,581	$38,629	$6,909	$47,119

Depreciation and amortization				(20,787)				(26,725)
Interest expense				(23,719)				(21,923)
General and administrative expense				(4,984)				(3,752)
Acquisition, transaction & integration expense				(650)				(2,888)
Management fees and incentive compensation to affiliate				-				(3,752)
Other expense				(1,245)				(1,380)
Income tax expense				(80)				(48)
Net loss				$(11,193)				$(13,349)
Deemed dividend on redeemable preferred stock				(598)				-
Net loss attributable to common stockholders				$(11,791)				$(13,349)

(1) For the period during which the properties were owned on a triple net basis, cash NOI reflects the unaudited operating results provided by the operator, as opposed to the rent recorded by the Company, and excludes ancillary service revenue attributable to a business that ceased operations over the course of 2018.

(2) Primarily represents straight-line rent for the period during which the properties were owned on a triple net basis.
(3) Consists of amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives.

Reconciliation of Quarter-over-Quarter Cash NOI (unaudited)
(dollars in thousands)

	1Q 2019				4Q 2018
	Triple Net Lease	Managed Properties			Triple Net Lease	Managed Properties
	Properties	IL	AL/MC	Total	Properties	IL	AL/MC	Total
Adjusted Same Store Cash NOI	$1,411	$33,646	$5,084	$40,141	$1,411	$35,752	$5,496	$42,659
Non-Same Store Cash NOI	-	-	527	527	-	-	1,049	1,049
Straight-line rental revenue	173	-	-	173	173	-	-	173
Amortization of deferred community fees and other(1)	(2)	(621)	54	(569)	(2)	(574)	53	(523)
Segment / Total NOI	$1,582	$33,025	$5,665	$40,272	$1,582	$35,178	$6,598	$43,358

Depreciation and amortization				(20,787)				(22,331)
Interest expense				(23,719)				(24,230)
General and administrative expense				(4,984)				(3,276)
Acquisition, transaction & integration expense				(650)				(2,789)
Termination fee to affiliate				-				(50,000)
Management fees and incentive compensation to affiliate				-				(3,687)
Loss on extinguishment of debt				-				(7,675)
Impairment of real estate held for sale				-				(8,725)
Other expense				(1,245)				(1,780)
Income tax expense				(80)				(5,491)
Net loss				$(11,193)				$(86,626)
Deemed dividend on redeemable preferred stock				(598)				-
Net loss attributable to common stockholders				$(11,791)				$(86,626)

(1) Consists of amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives.

2019 Guidance Reconciliation
Reconciliation of Net Loss to FFO, Normalized FFO and AFFO

	Full Year 2019 Guidance
	Per Share
	Low		High
Net loss attributable to common stockholders	($0.51)	-	($0.45)
Depreciation & amortization	$0.99	-	$0.99
FFO	$0.48	-	$0.54

Compensation expense related to transition awards	$0.03	-	$0.03
Other expense	$0.01	-	$0.01
Acquisition, transaction & integration expense	$0.02	-	$0.02
Normalized FFO	$0.54	-	$0.60

Straight-line rental revenue	($0.01)	-	($0.01)
Amortization of deferred financing costs	$0.05	-	$0.05
Amortization of deferred community fees & other	$0.03	-	$0.03
Amortization of equity-based compensation	$0.00	-	$0.00
AFFO	$0.61	-	$0.67

NON-GAAP FINANCIAL MEASURES

The tables above set forth reconciliations of non-GAAP measures to net income (loss), which is the most directly comparable GAAP financial measure.

A non-GAAP financial measure is a measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are not excluded from or included in the most comparable GAAP measure. We consider certain non-GAAP financial measures to be useful supplemental measures of our operating performance. GAAP accounting for real estate assets assumes that the value of real estate assets diminishes predictably over time, even though real estate values historically have risen or fallen with market conditions. As a result, many industry investors look to non-GAAP financial measures for supplemental information about real estate companies.

You should not consider non-GAAP measures as alternatives to GAAP net (loss) income, which is an indicator of our financial performance, or as alternatives to GAAP cash flow from operating activities, which is a liquidity measure, nor are non-GAAP measures necessarily indicative of our ability to satisfy our funding requirements. In order to facilitate a clear understanding of our consolidated historical operating results, you should examine our non-GAAP measures in conjunction with GAAP net (loss) income as presented in our Consolidated Financial Statements and other financial data included elsewhere in this report. Moreover, the comparability of non-GAAP financial measures across companies may be limited as a result of differences in the manner in which real estate companies calculate such measures, the capital structure of such companies or other factors.

Below is a description of the non-GAAP financial measures presented herein.

NOI and Cash NOI

The Company evaluates the performance of each of its three business segments based on NOI. The Company defines NOI as total revenues less property-level operating expenses, which include property management fees and travel cost reimbursements. The sum of the NOI for each segment is total NOI, which the Company uses to evaluate the aggregate performance of its segments. The Company defines Cash NOI as NOI excluding the effects of straight-line rent, amortization of above / below market lease intangibles and amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives. We believe that NOI and Cash NOI serve as useful supplemental measures to net income because they allow investors, analysts and management to measure unlevered property-level operating results and to compare our operating results between periods and to the operating results of other real estate companies on a consistent basis.

Same store NOI and same store cash NOI include only properties owned for the entirety of comparable periods. Properties acquired, sold, transitioned to other operators or between segments, classified as held for sale during the comparable periods are excluded from the same store amounts. Accordingly, same store results exclude the performance of the 51 assets that were transitioned from the triple net lease segment to the managed segment as a result of the lease termination in May 2018.

Adjusted same store cash NOI adjusts same store cash NOI to include properties transitioned from the Company’s triple net lease segment to the managed segment during the comparative periods. For the period during which the properties were owned on a triple net basis, cash NOI reflects the unaudited operating results provided by the operator, as opposed to the rent recorded by the Company, and excludes ancillary service revenue attributable to a business that ceased operations over the course of 2018.

FFO and Other Non-GAAP Measures

We use Funds From Operations ("FFO") and Normalized FFO as supplemental measures of our operating performance. We use the National Association of Real Estate Investment Trusts ("NAREIT") definition of FFO. NAREIT defines FFO as GAAP net income (loss) excluding gains (losses) from sales of depreciable real estate assets and impairment charges of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and joint ventures to reflect FFO on the same basis. FFO does not account for debt principal payments and is not intended as a measure of a REIT’s ability to satisfy such payments or any other cash requirements.

Normalized FFO, as defined below, measures the financial performance of our portfolio of assets excluding items that, although incidental to, are not reflective of the day-to-day operating performance of our portfolio of assets. We believe that Normalized FFO is useful because it facilitates the evaluation of our portfolio’s operating performance (i) between periods on a consistent basis and (ii) to the operating performance of other real estate companies. However, comparability may be limited because our calculation of Normalized FFO may differ significantly from that of other companies, or because of features of our business that are not present in other companies.

We define Normalized FFO as FFO excluding the following income and expense items, as applicable: (a) acquisition, transaction and integration related expenses; (b) the write off of unamortized discounts, premiums, deferred financing costs, or additional costs, make whole payments and penalties or premiums incurred as the result of early repayment of debt (collectively “Gain (Loss) on extinguishment of debt”); (c) incentive compensation recognized as a result of sales of real estate; (d) the remeasurement of deferred tax assets; (e) valuation allowance on deferred tax assets, net; (f) termination fee to the Former Manager; (g) gain on lease termination; (h) compensation expense related to transition awards; and (i) other items that we believe are not indicative of operating performance, generally reported as “Other (income) expense” in the Consolidated Statements of Operations.

We also use AFFO and Normalized FAD as supplemental measures of our operating performance. We believe AFFO is useful because it facilitates the evaluation of (i) the current economic return on our portfolio of assets between periods on a consistent basis and (ii) our portfolio versus those of other real estate companies that report AFFO. However, comparability may be limited because our calculation of AFFO may differ significantly from that of other companies, or because of features of our business that are not present in other companies.

We define AFFO as Normalized FFO excluding the impact of the following: (a) straight-line rents; (b) amortization of above / below market lease intangibles; (c) amortization of deferred financing costs; (d) amortization of premium on mortgage notes payable; (e) amortization of deferred community fees and other, which includes the net change in deferred community fees and other rent discounts or incentives; and (f) amortization of equity-based compensation expense.

We define Normalized FAD as AFFO less routine capital expenditures, which we view as a cost associated with the current economic return. Normalized FAD, which does not reflect debt principal payments and certain other expenses, does not represent cash available for distribution to shareholders.

CONTACT:
David Smith
(646) 822-3700